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HAWAII NATIONAL BANCSHARES, INC.

NEWS RELEASE                                       August 31, 1999

Contact:       Warren K.K. Luke
               President and Chief Executive Officer
               (808) 528-7711

FOR IMMEDIATE RELEASE

SHAREHOLDERS APPROVE HAWAII NATIONAL BANCSHARES, INC. GOING-PRIVATE PLAN

        HONOLULU - Hawaii National Bancshares, Inc. (the "Company") announced today that at its Annual Meeting of Shareholders held on August 31, 1999, the Company's shareholders approved a "Going-Private Plan" proposed by the Board of Directors. Said President and Chief Executive Officer, Warren K.K. Luke, "We are pleased that our shareholders affirmed our Board's vision for the future. Taking the Company private will allow us to adopt a longer-term planning horizon and be more responsive to the community as well as our employees without having many of the costs and pressures that public companies often face."

        The plan approved by the Company's shareholders involved a one-for-200 reverse stock split, which had the effect of reducing the number of shareholders to a level below the threshold requiring registration with the Securities and Exchange Commission ("SEC"). Following the plan's approval, the Company filed amended Articles of Incorporation with the State of Hawaii to effect the reverse stock split and a notice with the SEC to deregister the Company's common stock.

        The Company is mailing instructions to its shareholders for the reverse stock split. Each shareholder will receive a single new share for each 200 shares currently owned. No new fractional shares will be issued; instead, shareholders will receive cash for those less-than-whole portions on a pro-rata basis of $45.00 per pre-split share (without commissions). The Company received an opinion from the investment banking firm of Banc of America Securities LLC (formerly known as NationsBanc Montgomery Securities LLC) that the $45.00 per pre-split share price was fair to shareholders from a financial point of view.

        Also on August 31, 1999, the Company's tender offer to its shareholders concluded. The tender offer was an element of the Company's Going-Private Plan, and was implemented in order to allow Company shareholders owning more than 200 shares the chance to receive cash on the same economic terms as apply to shareholders in the reverse stock split.

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        Hawaii National Bancshares, Inc. is the parent company of Hawaii
National Bank (the "Bank"), one of the last independent community banks in Hawaii and the only one to hold a federal charter and belong to the Federal Reserve System. The Going-Private Plan will not affect banking supervision or deposit insurance. The bank holding company will continue to be regulated by the Federal Reserve Board and the Bank will continue to be regulated by the Office of the Comptroller of the Currency. Additionally, customer deposits will continue to be FDIC-insured up to $100,000 per depositor.

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